UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2022

Ipsidy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40747	46-2069547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

670 Long Beach Boulevard, Long Beach, New York 11561

(Address of principal executive offices) (zip code)

516-274-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001 per share	AUID	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02 Results of Operations and Financial Condition.

On May 9, 2022, Ipsidy Inc. (the “Company”) issued a press release regarding its financial results for the quarter ended March 31, 2022. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The Company also published a presentation used in connection with a conference call hosted on May 9, 2022. The full text of the presentation published in connection with the announcement is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information contained in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Board of Directors of the Company considers it in the best interests of the Company to focus its business activities on providing biometric identity verification products and services by means of our proprietary IDaaS platform.  Accordingly, on May 4, 2022, the Board approved a plan to start to exit from certain non-core activities comprising MultiPay S.A.S. (“MultiPay”) correspondent bank, payments services in Colombia and the Card Plus Pty Ltd. (“Cards Plus”) cards manufacturing and printing business in South Africa.

Colombia

The Company plans to exit the MultiPay business in Colombia in an orderly fashion through the end of the 2022, honoring our obligations to employees, customers and under applicable laws and regulations.  We plan to maintain our customer support and operations team in Bogota, which performs essential functions to support the global operations of our Verified family of products.

The Company will incur certain costs associated with its employees and other contractual obligations.  MultiPay will continue to service its customer base in the interim as it will look to minimize all such costs and in addition to realize proceeds from the potential disposition of its assets.  The Company cannot estimate the net costs to be incurred as a result of this decision at this time, but believes that the overall additional cash costs will not exceed $250,000.  The Company has not recorded the potential costs or write-down in the three months ended March 31, 2022.

South Africa

The Company plans to exit the Cards Plus business and will seek a buy-out of its interests.  We have had preliminary discussions with one group but no definitive terms for the sale have been agreed at this point.

If the Company is successful in achieving a sale of its interest it is expected that there will be a net cash inflow resulting from the planned exit of the business in South Africa. However, there is no guarantee that we will be successful in finding a buyer for the interest, that such sale will be on acceptable terms or that this will result in a net cash inflow.  As a result of these preliminary discussions, the Company has decided to write-down the value of the Cards Plus intangible assets and has recorded an impairment charge of approximately $144,000 in the three months ended March 31, 2022.

In the three months ended March 31, 2022, MultiPay and Cards Plus revenue was approximately $69,000 and $373,000, respectively, and MultiPay had a loss of approximately $68,000 with Cards Plus contributing approximately $11,000 of net income. These amounts do not include any corporate overhead allocation nor any amounts relating to the proposed exits.

At this time, the Company is not able to make a good faith determination of the estimate of the amount or range of amounts of any costs that would result in future cash expenditures associated with the exit from MultiPay and Card Plus.

Item 8.01 Other Events.

In an effort to update the Company’s compensation policy for non-employee directors in light of its uplisting to The Nasdaq Stock Market and in order to compensate directors generally in line with similarly situated companies, the Company elected to amend its non-employee Director’s Compensation Plan (“Compensation Plan”) to include a cash element based on attendance at meetings and recognizing the extra responsibilities and workload of Committee chairs. Accordingly, the Compensation Plan was amended to provide for the payment of $2,000 to each non-employee director, who is not a committee chair, for attendance at each Board or Committee meeting of the Company and $2,500 to each non-employee director who is a committee chair for attendance at each Board or Committee meeting of the Company. In lieu of the aforementioned sums, each non-employee director shall receive $1,000 per hour for any Board or Committee meeting that lasts more than two hours.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated May 9, 2022
99.2	Presentation dated May 9, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ipsidy Inc.

Date: May 9, 2022	By:	/s/ Stuart P. Stoller
	Name:	Stuart P. Stoller
	Title:	Chief Financial Officer

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